Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Announces Successful Results in the Phase 2 Community

Acquired Bacterial Pneumonia (CABP) Trial Conducted by Japanese

Partner, Toyama Chemical (a subsidiary of FUJIFILM Holdings

Corporation)

Solithromycin safety and efficacy further validated by Toyama (FUJIFILM)

All efficacy outcome measures favored solithromycin

Management to host Q&A Webcast and conference call tomorrow at 8:00 a.m. ET

CHAPEL HILL, N.C. – May 25, 2016 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, is jointly developing solithromycin for the Japanese market in partnership with Toyama Chemical, a subsidiary of FUJIFILM Holdings Corporation. The Japanese market is the second largest antibiotic market in the world with a macrolide market potential of over $450 million.

A Phase 2, multi-center, randomized, double-blind study has been conducted by Toyama to evaluate the efficacy, safety and pharmacokinetics of solithromycin in Japanese patients. Patients with mild to moderate community-acquired pneumonia (CABP) were randomized at a 2:1 ratio to either oral solithromycin or oral levofloxacin for 5 days. Solithromycin recipients received 800 mg on the first day, either as a single dose (QD group), or as a divided dose (BID group), and 400 mg daily on Days 2-5. Levofloxacin recipients received 500 mg once daily on Days 1-5. The Japanese study was similar in design to the Phase 3 studies conducted by Cempra in CABP in accordance with guidance from the United States Food and Drug Administration (FDA) and the European Medicines Agency (EMA).

Efficacy

Among 154 enrolled and randomized patients, 135 received at least one dose of study medication, and were confirmed by independent expert physician review to have CABP (the modified ITT population). In the modified ITT population, Test of Cure visit (5-10 days after completion of therapy) success was achieved in 34/44 (77.3%), 32/44 (72.7%), and 29/47 (61.7%) of patients in the solithromycin QD and BID and Levofloxacin groups, respectively. In the pre-specified Per Protocol population comprised of those patients meeting key study inclusion and exclusion criteria, success at the Test of Cure visit was achieved in 34/40 (85.0%) in the solithromycin QD group, versus 31/40 (77.5%) in the solithromycin BID group, and 29/43 (67.4%) in the Levofloxacin group.

Safety

Overall safety and tolerability was similar in both treatment groups, including hepatic events such as increases in alanine aminotransferase (ALT).

“I could not be happier to receive the results of this important study completed by our strong partner in Japan; the safety and efficacy outcomes further validate global Phase 3 trial data demonstrating the potential for solithromycin in the treatment of this serious infection,” stated Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “The need for a new treatment for CABP in Japan is great as multidrug resistance to common CABP pathogens such as Mycoplasma and Haemophilus continues to rise, with pneumococcal resistance to older macrolides reaching 88% in Japan. Solithromycin has once again demonstrated robust activity in comparison to a potent fluoroquinolone, levofloxacin, one of the most widely prescribed agents to treat CABP.”

Conference Call and Webcast

Cempra management will host a Q&A webcast and conference call regarding this announcement at 8:00 a.m. ET tomorrow, May 26, 2016. The live call may be accessed by dialing 877-377-7553 for domestic callers and 253-237-1151 for international callers and using conference number: 21844902. A live webcast of the call will be available from the investor relations sections of the company website at www.cempra.com, and will be archived there for 30 days. A telephone replay of the call will be available by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering the conference number: 21844902.

About Solithromycin

Solithromycin is a highly potent next-generation macrolide, the first fluoroketolide, which has potent activity against most macrolide-resistant strains. In vitro and in vivo studies have shown potent activity against S. pneumoniae as well as an extended spectrum of activity against CA-MRSA, streptococci, haemophilus, enterococci, Mycobacterium avium and in animal models of malaria. It is also active against atypical bacteria, such as legionella, chlamydia, mycoplasma and ureaplasma, and against gonococci and other organisms that cause genitourinary tract infections. It is 8-16 times more potent than azithromycin against many bacteria and is active against azithromycin-resistant strains. Solithromycin’s activity against resistant strains is driven by its ability to interact with three sites on the bacterial ribosome, compared to one for current macrolides. The binding to bacterial ribosomes and interaction with three ribosomal sites is expected to limit the development of bacterial resistance to solithromycin.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) has successfully completed two Phase 3 clinical trials for community-acquired bacterial pneumonia (CABP) and new drug applications for the intravenous and oral capsule formulations have been submitted to the FDA. Solithromycin is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin is also in a Phase 3 clinical trial for uncomplicated urogenital urethritis caused by Neisseria gonorrhoeae or chlamydia. Cempra is contracted with BARDA for the development of solithromycin for pediatric use. Three formulations, intravenous, oral capsules and a suspension formulation are in a Phase 1b trial in children from birth to 17 years of age. Taksta™ is Cempra’s second product candidate, which is being developed for acute bacterial skin and skin structure Infections (ABSSSI) and is being tested in an exploratory study for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. Cempra has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, sources of funds, enrollment, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Contacts:

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contact:

Tony Plohoros

6 Degrees

(908) 591-2839

tplohoros@6degreespr.com

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